Exhibit 99.1

Food and Drug Law Institute Publishes Public Policy Article by 22nd Century’s Dr. James Swauger

Stakeholders in public health – and the tobacco industry – will support the FDA’s bold nicotine reduction plan.

April 23, 2018

Clarence, New York – 22nd Century Group, Inc. (NYSE American:  XXII), a plant biotechnology company focused on tobacco harm reduction and Very Low Nicotine tobacco, announced today that the Food and Drug Law Institute (FDLI) has published an article by Dr. James Swauger, Senior Vice President of Science and Regulatory Affairs at 22nd Century. In this matter-of-fact public policy analysis, Dr. Swauger points out that since it is universally accepted that nicotine is the primary addictive component of cigarettes, the tobacco industry and public health officials should logically support the nicotine reduction plan proposed by the U.S. Food and Drug Administration (FDA).

In the article, Dr. Swauger points to the FDA’s focus on nicotine as the “common ground that both sides can stand upon to begin civil, truly productive conversations.” Quoting Stanford Professor Robert N. Proctor, Ph.D., Dr. Swauger argues that the benefits of “minimally or non-addictive” cigarettes are the foundation of the FDA’s plan: “Smokers would be able to start or quit at will, without suffering the robbery of choice that defines addiction.”

Dr. Swauger describes Very Low Nicotine Content (VLNC) cigarettes as “well-studied by a diverse group of scientists.” Since 2011, the FDA, the National Institute on Drug Abuse (NIDA), a department of the National Institutes of Health (NIH), and other U.S. federal government agencies have invested more than $100 million in independent clinical studies utilizing 22nd Century’s proprietary VLNC cigarettes, with such studies being conducted by scientists at many well-known locations, including the Mayo Clinic, the MD Anderson Cancer Center at the University of Texas, the Johns Hopkins University, Duke University, the University of Pittsburgh, the University of Minnesota, the University of Vermont, the University of California, and others. Since 2011, 22nd Century has provided more than 24 million SPECTRUM® research cigarettes containing the Company’s VLNC tobaccos for use in these independent clinical studies. The results of these clinical studies have been published in peer-reviewed articles and reflect the independent scientific support for the planned mandate by the FDA that all combustible cigarettes sold in the United States contain only minimally or non-addictive levels of nicotine.

The FDA’s nicotine reduction plan enjoys broad public support. Dr. Swauger cites three survey-based research articles, each published in 2018 and conducted even before the FDA announced its intention to regulate nicotine. The first article found that 71% of respondents thought the FDA “should reduce nicotine in cigarettes.” Another article reported that 63% of smokers would “support a law that reduced the amount of nicotine in cigarettes and tobacco.” And the third article found that 68% of adults in the U.S. agreed that “government should mandate that all cigarettes have very low, non-addictive levels of nicotine.”

Dr. Swauger also cites an editorial in the October 2015 edition of The New England Journal of Medicine in which Drs. Michael Fiore and Timothy Baker wrote that “Reducing the nicotine content of combustible tobacco to levels that will not sustain dependence seems to us to be the most promising regulatory policy option for preventing [at least] 20 million premature deaths.”

Sadly, this will be the last article penned by Dr. Swauger. Dr. Swauger passed away suddenly on Thursday, April 19, 2018.

“Jim Swauger was an important part of the 22nd Century team… and a good friend as well. Our thoughts and prayers are with Jim’s family,” explained Henry Sicignano III, President and Chief Executive Officer of 22nd Century Group. “Jim Swauger was focused on realizing the potential of Very Low Nicotine cigarettes to greatly reduce the harm caused by smoking. And though Jim will be sorely missed, our team of industry-leading researchers and tobacco harm reduction experts will press forward, seamlessly, in 22nd Century’s campaign to deliver our Company’s remarkable Very Low Nicotine products to the smoking public.”

About 22nd Century Group, Inc.

22nd Century is a plant biotechnology company focused on technology which allows the Company to increase or decrease the level of nicotine in tobacco plants and the level of cannabinoids in hemp/cannabis plants through genetic engineering and plant breeding. The Company’s primary mission in tobacco is to reduce the harm caused by smoking. The Company’s primary mission in hemp/cannabis is to develop proprietary hemp strains for important new medicines and agricultural crops. Visit www.xxiicentury.com and www.botanicalgenetics.com for more information.

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release, including but not limited to our future revenue expectations. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances, or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 7, 2018, including the section entitled “Risk Factors,” and our other reports filed with the U.S. Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Contact:

22nd Century Group

James Vail, Director of Communications

716-270-1523

jvail@xxiicentury.com